Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

July 9, 2010
Date of Report (Date of earliest event reported)

Freestone Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-28753	33-0880427
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Republic Center, Suite 1350 325 N. St. Paul St. Dallas, TX 75201
(Address of Principal Executive Offices)

214-880-4870
(Issuer Telephone number)

Check the appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.

Freestone Resources, Inc. (the “Company”) filed a lawsuit in the United States District Court for the Northern District of Texas, Dallas Division, on July 9, 2010, Civil Action Number 3:10-cv-01349-O against Lawrence Schultz (“Schultz”), Environmental Services and Support, Inc. (“ESSI”), David Feuerborn (“Feuerborn”) and Thomas Jennings (Jennings”) (the “Defendants”).

The Company alleges that the Defendants and possibly others, committed fraud by nondisclosure, the common law tort of conversion by pretext and swindling, deceptive trade practices, common law fraud and fraud by misrepresentation/statutory fraud upon the Company in connection with an executed Stock Purchase Agreement (the “Agreement”).

The Company is seeking rescission of the Agreement and setting aside the shares of Company common stock issued to the Defendants or their assigns and the recovery of certain sums paid in connection with the agreement.  The Company is also seeking a declaratory judgment that the Agreement is void and unenforceable; that the Company’s shares of stock issued to one or more of Defendants be cancelled; that the Company may adjust its share register to so reflect such cancellation; that the Agreement is void, unenforceable, and subject to cancellation by this Court; and that the Company’s damages were proximately caused by such fraud and deception and the breach of legal duties owed to it by one or more of the Defendants.  The Company is also seeking actual damages from the Defendants, jointly and severally, of at least $1,614,149, as well as reasonable and necessary attorney’s fees.  The Company is further seeking unliquidated damages within the jurisdictional limits of the United States District Court for the Northern District of Texas, Dallas Division, exemplary damages, statutory damages, prejudgment interest and post judgment interest, compounded annually, and such other and further relief to which the Company may show itself to be justly entitled.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREESTONE RESOURCES, INC.

July 13, 2010	By:	/s/ Clayton Carter
Clayton Carter Chief Executive Officer